EXHIBIT 10.10

AMENDMENT TO

CITY NATIONAL CORPORATION

1995 OMNIBUS PLAN

WHEREAS, City National Corporation (the “Corporation”) maintains the City National Corporation 1995 Omnibus Plan (the “Plan”) to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward key employees, including officers, whether or not directors, of the Corporation with awards and incentives for high levels of individual performance and improved financial performance of the Corporation;

WHEREAS, awards under the Plan may constitute nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (“Section 409A”);

WHEREAS, pursuant to Section 7.6(a) of the Plan, the Board of Directors of the Corporation has the right to amend the Plan; and

WHEREAS, it is desirable to amend the Plan in order to avoid a violation of Section 409A;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, with approval by the Board of Directors of City National Corporation, as follows:

1.  The following sentence shall be added to the end of Section 5.3 of the Plan:

“No deferral shall be authorized pursuant to this Section 5.3 if such deferral would violate the requirements of Section 409A of the Code.”

2.  A new Section 7.13 shall be added to the Plan, which shall read in its entirety as follows:

“7.13.     Compliance with Section 409A of the Code

(a)           Plan Construction.

(i)            Except to the extent specifically provided otherwise by the Committee, it is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any Treasury Regulations and other guidance issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. For purposes of this Section 7.13, the terms specified herein shall have the respective meanings ascribed thereto under Section 409A of the Code and the Treasury Regulations thereunder. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Committee to be necessary in order to seek to preserve compliance with Section 409A of the Code.

(ii)           Except to the extent specifically provided otherwise by the Committee, Awards under the Plan which are subject to Section 409A of the Code are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Regulations and other guidance issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code.  If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

(b)           Distributions Under a Section 409A Award.

(i)            Subject to paragraph (ii) below, if any Award (including without limitation any Award of restricted units) that constitutes, or provides for, a deferral of compensation within the meaning of Section 409A of the Code (a “Section 409A Award”) provides for a payment upon termination of employment or service, such payment shall not be made unless the termination is a separation from service within the meaning of Section 409A of the Code, as determined by the Corporation in accordance with Section 1.409A-1(h) of the Treasury Regulations, and shall be payable as soon as practical (but no later than 90 days) following such separation from service.  For purposes of determining whether a separation from service has occurred, a Participant shall be considered to have separated from service as an employee when the facts and circumstances indicate that the Participant and the Corporation reasonably anticipate that either (A) no further services will be performed for the Corporation after a certain date, or (B) that the level of bona fide services the Participant will perform for the Corporation after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Corporation if the Participant has been providing services to the Corporation less than 36 months).  For purposes of the preceding sentence, services performed for the Corporation shall include services performed for (A) any corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code, substituting the language “at least 20 percent” for “at least 80 percent” each place it appears in Section

1563(a)(1), (2) and (3) of the Code) of which the Corporation is a component member, and (B) any entity (whether or not incorporated) which is under common control with the Corporation, as such common control is defined in Section 414(c) of the Code and the Treasury Regulations thereunder, substituting the language “at least 20 percent” for “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

(ii)           To the extent that any Section 409A Award provides for payment upon disability, a change in control event, or the occurrence of an unforeseeable emergency (or any substantially similar event), such payment shall not be made unless such event is a disability, a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation, or an unforeseeable emergency, respectively, in each case within the meaning of Section 409A of the Code and the Treasury Regulations thereunder.  For the avoidance of doubt, the foregoing sentence shall not limit the vesting provisions of the Plan or any Award Agreement.  Any payment upon the occurrence of an unforeseeable emergency shall be made only to the extent of the amount reasonably necessary to satisfy the emergency need, including amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(iii)          If, on the date of a Participant’s separation from service, (i) such Participant is a specified employee within the meaning of Section 409A of the Code, as determined annually by the Corporation in accordance with Section 1.409A-1(i) of the Treasury Regulations (using the methodology for identifying Key Employees under Paragraph A.2 of Article VIII of the City National Corporation Profit Sharing Plan, as amended from time to time, to the extent permitted by Section 409A of the Code), and (ii) the Committee shall make a good-faith determination that a payment or benefit under the Plan constitutes “deferred compensation” within the meaning of Section 409A of the Code the payment of which is required to be delayed for a six-month period in order to preserve the tax treatment intended for such payment or to avoid additional tax, interest, or penalties under Section 409A of the Code, then any payment otherwise due upon separation from service shall not be paid on the otherwise scheduled payment date, but shall instead be paid no later than 90 days following the end of such six-month period.  Such amount shall be paid without additional interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable agreement between the Corporation and the Participant.

(c)           Amendments to Awards; Acceleration of Benefits.  The time or schedule of any distribution or payment of any Shares, cash, or other property or amounts under a Section 409A Award shall not be modified in any manner that causes a violation of Section 409A of the Code, and shall not be accelerated except as otherwise permitted under Section 409A(a)(3) of the Code.

(d)           No Representations or Covenants with Respect to Tax Qualification.  Although the Corporation may endeavor to avoid adverse tax treatment (e.g., under Section 409A of the Code), the Corporation makes no representation to that effect and expressly disavows any covenant to avoid unfavorable tax treatment.  A Participant shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Participant or for such Participant’s account in connection with any payment or benefit under the Plan (including any taxes, interest, and penalties under Section 409A or any corresponding provision of state, local, or foreign law), and the Corporation shall have no obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes, interest, or penalties.”

3.  This Amendment shall not apply to any Award or any portion of an Award under the Plan that is outstanding as of the effective date hereof, to the extent that such Award or portion of an Award was vested on December 31, 2004.

4.  Except as provided herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Amendment on this [      ] day of December, 2008.

CITY NATIONAL BANK

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Its: